Exhibit 10.6.1

 EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made effective as of April 1, 2008, is entered into by Intercept Pharmaceuticals, Inc. (the “Company”) and David Shapiro (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1.          Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on April 1, 2008 (the “Commencement Date”) and ending on March 31, 2009, unless sooner terminated in accordance with the provisions of Section 4 (such period, the “Initial Term”); provided, however, that on each anniversary of the Commencement Date, the term of employment under this Agreement shall be automatically extended for an additional one-year period (each such period, a “Subsequent Period”) unless terminated sooner pursuant to Section 4 or if, at least sixty (60) days prior to the applicable anniversary date, either Executive or the Company provides written notice to the other party electing not to extend. The Initial Term together with each Subsequent Term, if any, are referred to hereinafter as the “Agreement Term.”

2.          Title; Capacity. During the Agreement Term, the Company will employ Executive as its Chief Medical Officer and Executive Vice President, Development to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer of the Company (the “CEO”) shall from time to time reasonably assign to him. Within ninety (90) days of the Commencement Date, and on an annual basis thereafter, the Company’s Board of Directors (the “Board”), in consultation with Executive and the CEO, will set reasonably attainable, specific goals pursuant to the Operating Plan of the Company as in effect from time to time. Executive shall report directly to the CEO and shall be subject to the supervision of, and shall have such authority as is delegated to him by, the CEO, which authority shall be sufficient to perform his duties hereunder. Executive will work out of his home office until such time as the Company establishes a California office, at which point he shall be based there. The location of Executive’s employment is subject to change during the course of the Agreement Term as determined by the CEO in consultation with Executive. Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties as may be reasonably assigned to him. Executive shall devote his full business time, energies and attention in the performance of the foregoing services.

3.          Compensation and Benefits.

3.1           Salary. The Company shall pay Executive an initial annualized base salary of $350,000, payable in accordance with the Company’s regular payroll practices. Such base salary shall be subject to annual review and increase (but not decrease) as may be determined and approved by the Board or the Company’s Compensation Committee in its sole discretion. Such annual review will be completed by March 31 in each year beginning with March 31, 2009.

3.2           Automobile Allowance. The Executive will be provided with a monthly automobile allowance in the amount of $1,000. The Executive shall be responsible for payment of all automobile-related expenses and the Company shall have no obligation beyond the payment of the monthly allowance set forth above. The Executive agrees to obtain commercially reasonable automobile insurance covering the operation of any vehicle he uses during the course of his employment with the Company.

3.3           Bonuses. At the end of a given fiscal year, Executive will be eligible to receive a bonus equal to up to 25% of his base salary in effect at the end of such fiscal year. The amount of any such bonus shall be based on factors including, but not limited to, Executive’s achievement, as determined by the Board in its sole discretion, of reasonable goals and milestones established in advance by the Board in consultation with the CEO and Executive. The period for calculation of the bonus shall be consistent with the Company’s fiscal year. The goals and milestones will be established by the Board in consultation with Executive and communicated to Executive within thirty (30) days of the start of the new fiscal year, or in the case of the 2008 fiscal year, within ninety (90) days of the Commencement Date. Such bonus, if any, will be paid to Executive on or after January 1 and on or before March 31 of the immediately succeeding fiscal year. The bonus shall be paid in cash; provided that, if requested by Executive and if approved by the Board in its sole discretion, some or all of the bonus for which Executive may be eligible in that future year may be paid in options or restricted stock (valued at the fair market value thereof), or any combination of the foregoing.

3.4           Stock Options.

(a)          Contemporaneously with the execution of this Agreement, the Company shall award Executive a stock option under its 2003 Stock Incentive Plan (the “2003 Plan”) to purchase 500,000 shares of the Company’s common stock at a per share exercise price of $1.80 (the “Option”), such amount being the fair market value of one share of the Company’s common stock on the date hereof. The Option will be evidenced in writing by, and subject to the terms of, a stock option agreement provided by the Company, which agreement will specify vesting over four (4) years and exercise of vested options for up to ten (10) years except as otherwise provided in the stock option agreement or by the 2003 Plan.

(b)           The Option shall vest as follows: (i) one-quarter of the Option (i.e. 125,000 shares) will vest on the first anniversary of the Commencement Date; and (ii) the remaining balance of the 375,000 shares will vest in equal quarterly installments in arrears over the three (3) year period commencing on the first anniversary of the Commencement Date and ending on the fourth anniversary of the Commencement Date, all subject to Executive’s continued employment by the Company, except as otherwise set forth herein.

(c)          At the sole discretion of the Board or the Company’s Compensation Committee, additional stock options or other stock awards may be granted to Executive from time to time.

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3.5           Fringe Benefits. Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executives and/or employees from time to time, including, but not limited to, health care plans, dental care plans, supplemental retirement plans, life insurance plans, disability insurance plans and incentive compensation plans, to the extent that Executive is eligible under, and subject to the terms and conditions of, the applicable plan documents governing such programs. The Company shall pay 100% of the premium cost for health insurance coverage for Executive and his spouse, if his spouse is not already covered by a health insurance plan at another employer. Executive shall be eligible to accrue up to four (4) weeks of paid vacation each calendar year (to be taken at such times and in such number of days as Executive shall determine in consultation with the CEO and in a manner so as not to impair or otherwise interfere with Executive’s ability to perform his duties and responsibilities hereunder). The vacation days for which Executive is eligible shall accrue at the rate of 1.67 days per month that Executive is employed during such calendar year. Vacation accrual will be capped at 1.75 times Executive’s annual vacation accrual. When Executive’s accrued vacation reaches the cap, he will not accrue additional vacation time until some of the previously accrued vacation is used and the accrued amount falls below the cap, unless the Company is acquired by another business venture, in which case none of the previous year’s accrued vacation will be subject to a cap. Executive shall also be eligible for paid holidays and up to five (5) paid sick days annually, in accordance with the Company’s policies for its senior executives as in effect from time to time. At the end of each calendar year, all unused sick days shall be forfeited.

3.6           Reimbursement of Expenses. The Company shall reimburse Executive for reasonable travel, entertainment and other expenses incurred or paid by him in connection with, or related to the performance of his duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request. Executive must submit proper documentation for each such expense within sixty (60) days after the later of (i) his incurrence of such expense or (ii) his receipt of the invoice for such expense. The Company will reimburse Executive for that expense within thirty (30) days after receipt of the documentation.

3.7           Withholdings. Payments made under this Section 3 shall be subject to applicable federal, state and local taxes and withholdings.

4.          Termination of Employment Period. The Agreement Term shall terminate upon the occurrence of any of the following:

4.1           Expiration of the Agreement Term. This Agreement shall expire at the end of the Agreement Term; provided, that notice is given in accordance with Section 1 of this Agreement.

4.2           Termination by the Company for Cause. At the election of the Company, for Cause (as defined below), immediately following written notice by the Company to Executive, which notice shall identify in reasonable detail the Cause upon which termination is based. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon:

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(a)          a good faith finding by the Company that (i) Executive has engaged in dishonesty, willful misconduct or gross negligence; (ii) Executive has breached or has threatened to breach his Invention, Non-Disclosure, and Non-Solicitation Agreement; or (iii) Executive has materially breached this Agreement, and Executive has failed to cure such conduct or breach within thirty (30) days after his receipt of written notice from the Company of such breach; or

(b)          Executive’s conviction, guilty plea, or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony.

4.3           Termination By Executive for Good Reason. At the election of Executive, for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence, without Executive’s written consent, of either of the events or circumstances set forth in clauses (a) or (b) below. In addition, notwithstanding the occurrence of either of the events enumerated in clause (a) or (b), such occurrence shall not be deemed to constitute Good Reason if, within thirty (30) days after the Company’s receipt of written notice from Executive of the occurrence or existence of an event or circumstance enumerated in clause (a) or (b), such event or circumstance has been remedied by the Company. Executive shall not be deemed to have terminated his employment for Good Reason unless he first delivers a written notice of termination to the Company identifying in reasonable detail the acts or omissions constituting Good Reason within ninety (90) days after their occurrence and the provision of this Agreement relied upon, such acts or omissions are not cured by the Company within thirty (30) days of the receipt of such notice, and Executive actually ends his employment within one-hundred and twenty (120) days after the Company’s failure to cure.

(a)          within six (6) months after a Change of Control (as defined below), a change by the Company in the location at which Executive performs his principal duties for the Company to a different location that is (i) outside a radius of thirty five (35) miles from Executive’s principal residence immediately prior to the date on which such change occurs, and (ii) more than fifty (50) miles from the location at which Executive performed his principal duties for the Company immediately prior to the date on which such change occurs; or

(b)          any material breach by the Company of this Agreement.

4.4           Death or Disability. Immediately upon Executive’s death or disability. As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 60 consecutive days, or 120 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company; provided, that, if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

4.5           Termination by Executive Without Good Reason or Termination by the Company Without Cause. At the election of Executive without Good Reason or by the Company without Cause, upon not less than thirty (30) days’ prior written notice to the other party.

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5.          Effect of Termination.

5.1           Payments Upon Termination for Any Reason. In the event Executive’s employment is terminated pursuant to Section 4, the Company shall pay to Executive (or his estate or legal representative, if applicable), on the date of his termination of employment with the Company, the compensation and benefits under Sections 3.1, 3.4 and 3.5 that are accrued and unpaid through such termination date (including, without limitation, an amount equal to all accrued but unused vacation pay and unreimbursed expenses). Subject to Section 5.5, in the event of termination of Executive’s employment by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, the Company for Cause pursuant to Section 4.2, by reason of Executive’s death or disability pursuant to Section 4.4, or by Executive without Good Reason pursuant to Section 4.5, Executive shall not receive any compensation or benefits other than as expressly stated in this Section 5.1 and as otherwise required by law.

5.2           Termination by the Company Without Cause, by the Company by Reason of Non-Renewal of Agreement Term, or by Executive for Good Reason. Subject to Section 5.3 below, in addition to the payments and provisions under Section 5.1, in the event of termination of Executive’s employment by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, provided that Executive executes a severance agreement and release of claims in a form reasonably satisfactory to the Company (the “Severance Agreement”) and allows it to become binding, the Company shall provide Executive with the following:

(a)           twelve (12) months of Executive’s base salary in effect at the time of termination of employment, payable as a single lump sum no later than thirty (30) calendar days following the date on which the Company receives an executed Severance Agreement from Executive or the date on which the Severance Agreement becomes binding on Executive, whichever occurs later (such date, the “Payment Date”); and

(b)          the Company will, for a period of twelve (12) months following Executive’s termination from employment, continue Executive’s participation in the Company’s group health plan and shall pay that portion of the premiums that the Company paid on behalf of Executive during Executive’s employment, provided, however, that if the Company’s health insurance plan does not permit such continued participation in such plan after Executive’s termination of employment, then the Company shall pay the costs of COBRA continuation coverage on Executive’s behalf for such twelve-month period; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance is being provided pursuant to this Section, the Company shall not be required to continue such health benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. (For purposes of this Section 5.2(b), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan prior to his termination of employment.)

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5.3           Termination in the Event of a Change in Control.

(a)          In addition to the payments and provisions under Section 5.1 but in lieu of, and not in addition to, the payments required pursuant to Section 5.2 above and 5.5 below, in the event Executive’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, in any such case, within twelve (12) months following a Change in Control (as defined below), provided that Executive (or his legal representative, if applicable) executes a Severance Agreement and allows it to become binding, Executive shall be entitled to the following:

(i)          a lump sum cash amount equal to twelve (12) months of Executive’s base salary in effect at the time of Executive’s termination, such payment to be made no later than thirty (30) calendar days following the Payment Date;

(ii)         for up to twelve (12) months after Executive’s date of termination, the Company shall continue Executive’s participation in the Company’s group health plan and shall pay that portion of the premiums that the Company paid on behalf of Executive during Executive’s employment; provided, however, that if the Company’s health insurance plan does not permit Executive’s continued participation in such plan after his termination of employment, then the Company shall pay the costs of COBRA continuation coverage on Executive’s behalf for so long as COBRA continuation coverage is available, up to twelve (12) months; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance is being provided pursuant to this Section, the Company shall not be required to continue such health benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. (For purposes of this Section 5.3(a)(ii), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan prior to his termination of employment.)

(b)          As used herein, “Change in Control” shall occur or be deemed to occur if any of the following events occur:

(i)          any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(ii)         any consolidation or merger of the Company (including, without limitation, a triangular merger) where the shareholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii)        a third person, including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (but other than (x) the Company, (y) any employee benefit plan of the Company, or (z) investors purchasing equity securities of the Company pursuant to a financing or a series of financings approved by the Board of Directors of the Company) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of Controlling Securities (as defined below). “Controlling Securities” shall mean securities representing 25% or more of the total number of votes that may be cast for the election of the directors of the Company.

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5.4           Effect of Termination on Stock Options and Other Equity Compensation.

(a)          In the event of Executive’s termination by Executive or the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by the Company for Cause pursuant to Section 4.2, or by Executive without Good Reason pursuant to Section 4.5, all unvested stock and stock options granted to Executive before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the option agreement; provided, that, Executive shall have ninety (90) days from the date of termination to exercise the vested portion of any stock options, subject to Section 3.3(b) hereof, provided that Executive executes a Severance Agreement and allows it to become binding.

(b)          In the event of Executive’s termination by Executive for Good Reason pursuant to Section 4.3 or by the Company without Cause pursuant to Section 4.5, and provided that Executive (or his legal representative, if applicable) executes a Severance Agreement and allows it to become binding, that number of Executive’s stock and stock options that would otherwise have vested from the effective date of Executive’s termination to the first anniversary of such date shall immediately vest and Executive (or his estate or legal representative, if applicable) shall have one (1) year to exercise the vested portion of such stock options, subject to Section 3.3(b) hereof.

(c)          In the event Executive’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, in any such case, within twelve (12) months following a Change in Control, in lieu of the acceleration provided for pursuant to Section 5.4(b) above, provided that Executive (or his legal representative, if applicable) executes a Severance Agreement and allows it to become binding, all of Executive’s stock and stock options shall immediately become exercisable with respect to all shares underlying such options and Executive (or his estate or legal representative, if applicable) shall have one (1) year to exercise such stock options, subject to any earlier expiration under the 2003 Plan or the terms of the Change of Control.

5.5           Limitation on Benefits.

(a)          It is the intention of Executive and the Company that no payments made or benefits provided by the Company to or for the benefit of Executive under this Agreement or any other agreement or plan pursuant to which Executive is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), relating to golden parachute payments.

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(b)          The Company will make the payments under this Agreement without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Code Section 280G and without regard to whether such payments would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Code Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of the options) under this Agreement, then the amounts payable under this Agreement will be reduced or eliminated as follows, if possible: (i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of the options) and (ii) second, by reducing or eliminating the vesting of that options that occurs as a result of such Change of Control (as provided above), to the extent necessary to maximize the Total After-Tax Payments. The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting under this agreement are required to be reduced in accordance with the preceding sentence. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

5.6           Withholdings. Payments made under this Section 5 shall be subject to applicable federal, state and local taxes and withholdings.

6.          Invention, Non-Disclosure, and Non-Solicitation. As a condition of Executive’s employment, Executive shall execute the Invention, Non-Disclosure, and Non-Solicitation Agreement attached hereto as Exhibit A.

7.          Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed, if to the Company, at its principal corporate offices, and if to Executive, at his address set forth on the signature page hereto, or in either case, such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

8.          Absence of Restrictions. Executive represents and warrants that he is not bound by any employment contracts, restrictive covenants or other restrictions that prevent him from entering into employment with, or carrying out his responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.

9.          Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement, with the exception of the Invention, Non-Disclosure, and Non-Solicitation Agreement, dated as of the date hereof, by and between the Company and Executive.

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10.         Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

11.         Governing Law; Consent to Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York without regard to conflict of law principles. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and Executive each consents to the jurisdiction of such a court. The Company and Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement

12.         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.

13.         Miscellaneous.

13.1         No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.2         Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.3         Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.4         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.

13.5         Blue Penciling. To the extent that any provision herein contravenes the requirements of Code Section 409A or the regulations thereunder (when issued) it should be appropriately modified so Executive is not subject to the adverse effects of such Code Section 409A.

13.6         Section 409A. All payments hereunder (other than reimbursement of expenses) shall be subject to any and all applicable statutory deductions. Employee acknowledges and agrees that the Company may revise the timing of payments in this Agreement to the extent necessary to comply with Section 409A of the Code (although the parties agree that the provisions of this Agreement are not intended to be deferred compensation subject to such section). In any event, Company makes no representations or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

THE COMPANY:

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Mark Pruzanski
	Name:	Mark E. Pruzanski
	Title:	Chief Executive Officer

Date:	March 21, 2008

EXECUTIVE:

/s/ David Shapiro
Name: David Shapiro, MD

Date: March 21, 2008

Address for Notice Purposes:

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Exhibit A

Invention, Non-Disclosure, and Non-Solicitation Agreement

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